Exhibit 99.6

1.	As valued Community Partners, we wanted to share some important news with you.
2.
You may have heard the announcement that El Paso Electric has entered into an agreement to be purchased by the Infrastructure Investments Fund, an investment vehicle advised by JPMorgan Investment Management.

3.	Our commitment to our community remains unchanged.
4.	We will be maintaining our 1.2 million dollars in annual charitable contributions to our local organizations.
5.	– pause -
6.	We believe your services are vital to the well-being of our region.
7.	We believe in giving to sustainability and STEAM projects - neighborhood and civic organizations - and economic development plans.
8.	Our employees know the importance of giving back to our communities in which we live and work.
9.	In 2018, hundreds of El Paso Electric employees volunteered close to 8,000 hours benefiting local organizations, like yours.
10.	Our employees also proudly serve on local nonprofit boards that support beloved causes that are close to our hearts.
11.	We understand that you may have uncertainties about what it means in our community – and specifically to our Community Partner Program.
12.	We want to assure you that you can count on El Paso Electric to continue supporting our Community Partners.
13.	We thank you for the significant value and services that each of your organizations give to our communities.

Forward-Looking Statements
This communication includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed acquisition of El Paso Electric Company (“EPE”) shareholder and regulatory approvals, the expected timetable for completing the proposed transaction and any other statements regarding EPE’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These risks and uncertainties include, but are not limited to: failure to obtain the required vote of EPE’s shareholders; the timing to consummate the proposed transaction; satisfaction of the conditions to closing of the proposed transaction may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management’s time on transaction-related issues.

Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EPE's most recently filed periodic reports and in other filings made by EPE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) the impact of the federal law commonly referred to as the Tax Cuts & Jobs Act and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico, and at the Federal Energy Regulatory Commission; (iv) uncertainties and instability in the general economy and the resulting impact on EPE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of EPE’s construction program, the receipt of necessary permits and approvals and EPE’s ability to complete construction on budget and on time; (ix) potential delays in our construction and resource contracting schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) decisions and actions of EPE’s regulators and the resulting impact on EPE's cost of capital, sales and profitability; (xii) deregulation and competition in the electric utility industry; (xiii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiv) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xv) uncertainties and instability in the financial markets and the resulting impact on EPE's ability to access the capital and credit markets; (xvi) actions by credit rating agencies; (xvii) possible physical or cyber-attacks, intrusions or other catastrophic events; (xviii) the U.S. Government shutdown and the resulting impact on EPE's sales and profitability; and (xix) other factors of which EPE is currently unaware or deem immaterial.

EPE's filings are available from the SEC or may be obtained through EPE's website at http://www.epelectric.com.  Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this communication, and EPE does not undertake to update any forward-looking statement contained herein.

Additional Information and Where to Find It
In connection with the proposed merger, EPE expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by EPE with the SEC at http://www.sec.gov, the SEC’s website, or from EPE’s website (http://www.epelectric.com) under the tab, “Investor Relations” and then under the heading “SEC Filings.” In addition, the proxy statement and other documents filed by EPE with the SEC (when available) may be obtained from EPE free of charge by directing a request to Investor Relations, Phone: 1-800-592-1634. Media inquiries can be directed to Eduardo Gutierrez at EPE, Phone: 915-497-3495.

Participants in the Solicitation
EPE, its directors and certain of its executive officers and other persons may be deemed to be participants in the solicitation of proxies from EPE’s shareholders with respect to the proposed merger. Information regarding EPE’s directors and executive officers is available in its definitive proxy statement for its 2019 annual meeting, filed with the SEC on April 12, 2019. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed merger.